Exhibit 10.1

AMENDMENT NO. 1 TO CHANGE IN CONTROL, CONFIDENTIALITY
AND NON-COMPETE AGREEMENT

This Amendment is made as of May 7, 2008 (the “Effective Date”), between Greater Community Bank (the “Bank”), a New Jersey commercial banking corporation, Greater Community Bancorp (“GCB”), a New Jersey business corporation (hereinafter collectively referred to as “the Company”) and Stephen J. Mauger (the “Executive”).

WHEREAS, the Company and the Executive are party to a Change in Control, Confidentiality and Non-Compete Agreement (the “Agreement”) dated November 13, 2007;

WHEREAS, the Company does not want Executive's Change in Control payment under Section 2(d) or 2(e) of the Agreement to be reduced by any salary or bonus paid to Executive following a Change in Control, if the entity resulting from a Change in Control desires the opportunity for Executive to work at it during the transition period following the Change in Control;

WHEREAS, the compensation committee of the Greater Community Board of Directors prior to the date of the Agreement and Plan of Merger by and among Valley National Bancorp and Greater Community Bancorp dated as of March 19, 2008, determined that the Executive should receive a stay-on bonus of $100,000 exclusive of and in addition to any payments to the Executive made pursuant to Section 2(d) or 2(e) of the Agreement;

NOW THEREFORE, in consideration of the mutual promises contained in this Amendment, the parties intending to be legally bound, agree as follows:

1. Involuntary Termination After Change in Control. Section 2(d) is amended to delete the language, "less that amount of base salary, excluding any bonuses, actually paid after the Change in Control, and" so that Section 2(d) now states in its entirety, "Notwithstanding any provision herein to the contrary, if, in connection with or within twelve (12) months after any “Change in Control” of the Company, the Executive’s employment under this Agreement is terminated by the Company without the Executive’s prior written consent and for a reason other than Just Cause, the Executive shall be paid an amount equal to one (1) times his base annual salary, subject to ordinary tax withholdings, provided Executive executes a waiver and release agreement regarding employment related claims in a form satisfactory to the Company; however, Executive will not receive this payment if the Company was placed in conservatorship or receivership in connection with such Change in Control and the Board of Directors of the Company determines in good faith that the Change in Control was directed by or otherwise required by the FDIC.  In no event, may the aggregate amount payable hereunder equal or exceed the difference between (i) the product of 2.99 times the Executive’s “base amount” as defined in Section 280G(b)(3) of the Code and regulations promulgated thereunder, and (ii) the sum of any other parachute payments (as defined under Section 280G(b)(2) of the Code) that the Executive receives on account of the change in control.  Such amount shall be paid in a lump sum, less applicable tax withholdings within ten (10) days of the effective date of the waiver and release agreement."

2. Stay-On Bonus.  A new section 2.g. shall be added to the Agreement and shall read as follows:

“g.           Stay-On Bonus.  In the event that a merger occurs between the Company and Valley National Bancorp ("Valley") pursuant to the Agreement and Plan of Merger between such parties dated March 19,

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2008, that would constitute a Change in Control under this Agreement, Executive shall be eligible to receive a stay-on bonus of up to $100,000, subject to ordinary tax withholdings; however, Executive will not receive this payment if the Company was placed in conservatorship or receivership in connection with such Change in Control and the Board of Directors of the Company determines in good faith that the Change in Control was directed by or otherwise required by the FDIC.  In no event may the aggregate amount payable hereunder equal or exceed the difference between (i) the product of 2.99 times the Executive’s “base amount” as defined in Section 280G(b)(3) of the Code and regulations promulgated thereunder, and (ii) the sum of any other parachute payments (as defined under Section 280G(b)(2) of the Code) that the Executive receives on account of the Change in Control.  In order to be eligible for this bonus, Executive must cooperate promptly with all merger, integration, and/or business activities, including without limitation: (i) gathering all requested information and documentation; (ii) assigning, preparing, presenting management presentations and completely responding to any questions and answers; (iii) assisting, preparing, reviewing, and completing documents associated with the merger integration process; and (iv) maintaining the confidentiality of information.  For purposes of this paragraph, "Just Cause" shall include the items identified in paragraph 2(c) of the Agreement and items (i)-(iv) identified above.  The bonus shall be paid on the following dates, provided that Executive is working for Valley, the entity resulting from the merger of Valley and the Company, and/or any subsidiaries of the same (collectively, the “Resulting Company”) at the time of the payment and has satisfactorily performed his duties for the Resulting  Company as determined by it in its reasonable discretion:  (i) One third of the bonus ($33,333.33) will be paid 30 days after the closing of the merger; (ii) one third of the bonus ($33,333.33) will be paid 60 days after the closing of the merger; (iii) one third of the bonus ($33,333.34) will be paid 90 days after the closing of the merger, provided that the last payment is made no later than March 15 of the year following the year in which the Change in Control occurred.  In the event Executive's employment is terminated without Just Cause or for Good Reason he shall also be eligible to receive these payments, provided Executive executes a waiver and release agreement regarding employment related claims in a form satisfactory to the Resulting Company.  In that event, Executive will be paid any amounts still owing as a bonus in a lump sum, less applicable tax withholdings, within ten (10) days after the effective date of the waiver and release agreement. If Executive's employment ends for any other reason, including a termination for Just Cause and/or a voluntary termination without Good Reason, he is not eligible for any other payments under this paragraph, but will be permitted to retain payments previously received.  The payments referenced in this paragraph 2(g) shall be exclusive of and in addition to any payment to be received by the Executive pursuant to Section 2.d. or 2.e of this Agreement.  Executive further acknowledges that nothing in this paragraph constitutes a contract of employment or imposes on the Company and/or the Resulting Company any obligation to retain Executive, changes the status of Executive's employment, or changes the policies of the Company and/or the Resulting Company regarding termination of employment.”

3. No Further Amendment.  Except as expressly provided in this Amendment, the terms and conditions of the Agreement are and remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Effective Date.

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GREATER COMMUNITY BANCORP		EXECUTIVE

By:	/s/ Anthony M. Bruno, Jr.	/s/ Stephen J. Mauger
	Anthony M. Bruno, Jr.	Stephen J. Mauger
	Chairman, President and	Senior Vice President,
	Chief Executive Officer	Treasurer, and Chief
Financial Officer

GREATER COMMUNITY BANK

By:	/s/ Anthony M. Bruno, Jr.
Anthony M. Bruno, Jr.
Chairman, President and
Chief Executive Officer

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